As Filed with the Securities and Exchange Commission on April 12, 2010
Registration No. 333-115686
Registration No. 333-60672
Registration No. 333-60674
Registration No. 333-69851
Registration No. 333-45031
Registration No. 333-39193
Registration No. 333-28155

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-115686
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-60672
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-60674
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-69851
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-45031
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-39193
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-28155
UNDER THE SECURITIES ACT OF 1933

GLOBAL MED TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-1116894

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12600 West Colfax, Suite C-420 Lakewood, Colorado (Address of Principal Executive Offices)	80215 (Zip Code)

Global Med Technologies, Inc. 2003 Stock Option Plan
Global Med Technologies, Inc. 2001 Stock Option Plan
Global Med Technologies, Inc. Amended and Restated 1997 Employee Stock Compensation Plan
Global Med Technologies, Inc. Second Amended and Restated Stock Option Plan
(Full Title of the Plans)
Christopher J. Lindop
President
Global Med Technologies, Inc.
c/o Haemonetics Corporation
400 Wood Road
Braintree, Massachusetts 02184
(Name and address of agent for service)
(781) 848-7100
(Telephone number, including area code, of agent for service)
Copies to:

James S. O’Shaughnessy, Esq. General Counsel Haemonetics Corporation 400 Wood Road Braintree, Massachusetts 02184 (781) 848-7100	Lisa R. Haddad, Esq. Goodwin Procter LLP 53 State Street Boston, Massachusetts 02109 (617) 570-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SECURITIES
     These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Global Med Technologies, Inc. (the “Registrant”):
File No. 333-115686, pertaining to the registration of 5,000,000 shares of the Registrant’s common stock, $0.01 par value per share (the “Common Shares”), issuable under the Registrant’s 2003 Stock Option Plan, which was filed with the Securities and Exchange Commission (the “SEC”) on May 20, 2004;
File No. 333-60672, pertaining to the registration of 800,000 Common Shares, issuable under the Registrant’s Amended and Restated 1997 Employee Stock Compensation Plan, which was filed with the SEC on May 10, 2001;
File No. 333-60674, pertaining to the registration of 15,000,000 Common Shares, issuable under the Registrant’s 2001 Stock Option Plan, which was filed with the SEC on May 10, 2001, as amended by Post-Effective Amendment No. 1 to Form S-8 filed with the SEC on May 20, 2004 to reduce the number of Common Shares registered under this registration statement to 10,000,000 shares;
File No. 333-69851, pertaining to the registration of 100,000 Common Shares, issuable under the Registrant’s 1997 Employee Stock Compensation Plan, which was filed with the SEC on December 29, 1998;
File No. 333-45031, pertaining to the registration of 965,721 Common Shares, issuable under the Registrant’s Second Amended and Restated Stock Option Plan, which was filed with the SEC on January 27, 1998;
File No. 333-39193, pertaining to the registration of 100,000 Common Shares, issuable under the Registrant’s 1997 Employee Stock Compensation Plan, which was filed with the SEC on October 31, 1997; and
File No. 333-28155, pertaining to the registration of 1,234,279 Common Shares, issuable under the Registrant’s Amended and Restated Stock Option Plan, which was filed with the SEC on May 30, 1997.
     The Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of January 31, 2010, by and among Haemonetics Corporation, a Massachusetts corporation (“Haemonetics”), Atlas Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Haemonetics (“Acquisition Corp.”), and the Registrant, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of March 17, 2010, by and among Haemonetics, Acquisition Corp. and the Registrant, provides for, among other things, the merger of Acquisition Corp. with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of Haemonetics (the “Merger”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Acquisition Corp. commenced a tender offer (the “Offer”) to purchase all of the Registrant’s outstanding Common Shares and all of the Registrant’s outstanding shares of Series A Convertible Preferred Stock, $0.01 par value per share (the “Preferred Shares”), for $1.22 per Common Share (the “Common Stock Offer Price”) and $1,694.44 per Preferred Share (the “Preferred Stock Offer Price”), each without interest thereon and less any applicable withholding taxes. The Offer commenced on February 19, 2010 and expired on March 24, 2010. On March 25, 2010, Acquisition Corp. commenced a subsequent offering period, which expired on March 31, 2010.
     On April 12, 2010, the Merger became effective. As a result of the Merger, each outstanding Common Share and Preferred Share (other than Common Shares and Preferred Shares owned by Acquisition Corp., Haemonetics, any controlled subsidiary of Haemonetics or the Registrant, all of which were canceled or extinguished, or by stockholders, if any, who are entitled to and properly exercise dissenters’ rights under Colorado law) was automatically converted into the right to receive the Common Stock Offer Price or the Preferred Stock Offer Price, as applicable, in cash, without interest thereon and less any applicable withholding taxes.

     In connection with the closing of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Common Shares registered but not sold under the Registration Statements.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Braintree, Commonwealth of Massachusetts, on April 12, 2010.

GLOBAL MED TECHNOLOGIES, INC. a Colorado Corporation
By:	/s/ Christopher J. Lindop
Christopher J. Lindop
President

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities indicated on April 12, 2010.

SIGNATURE	TITLE

/s/ Christopher J. Lindop	Christopher J. Lindop Director and President (Principal Executive Officer)

/s/ Riju Kumar	Riju Kumar Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Brian P. Concannon	Brian P. Concannon Director

/s/ Alicia R. Lopez	Alicia R. Lopez Director